SHAREHOLDERS AGREEMENT




      This Shareholders Agreement ("Agreement"), dated as of as of February 9, 1995, by and between The Triangle Corporation, a Delaware corporation (the "Surviving Corporation"), and the Estate of Irving Roshwalb ("Shareholder").


                               WITNESSETH

      WHEREAS, the Surviving Corporation and Audits & Surveys, Inc., a New York corporation (sometimes referred to as the "Merging Corporation"), are parties to a Merger Agreement, dated August 10, 1994, as amended to date (the "Merger Agreement"); and

      WHEREAS, the Shareholder is the legal and beneficial owner of certain shares of the Merging Corporation Capital Stock currently outstanding;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the undersigned hereby agree as follows:


      SECTION 1. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings attributed thereto in the Merger Agreement.


      SECTION 2. Voting Agreement. Upon the effectiveness of the Merger, compliance by Audits and Surveys, Inc. (and the Surviving Corporation, after the effectiveness of the Merger) with the payment obligations set forth in a certain letter agreement dated the date hereof among Audits and Surveys, Inc., the Shareholder, and Marilyn Roshwalb, and for so long as the Shareholder owns shares in the Surviving Corporation, the undersigned Shareholder agrees to Vote any and all shares of Surviving Corporation Common Stock owned by it from time to time as follows: (i) for so long as Arthur Bellows, Jr. ("Bellows")remains an employee of the Surviving Corporation, for the election of Bellows to the Surviving Corporation's Board of Directors; and (ii) at the Surviving Corporation's 1995 and 1996 annual meetings of shareholders, or in connection with any consents of shareholders to elect directors solicited prior to the Surviving Corporation's 1997 annual meeting of shareholders, for the election to the Surviving Corporation's Board of Directors of three nominees (inclusive of Bellows, if he is a Director pursuant to clause (i) above or otherwise) to be designated from time to time by Bellows (or, in the event that Bellows is deceased prior to such time, by the

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Surviving Corporation's Directors last designated by Bellows).   For
purposes of this Section 2 only, the term "Vote" shall mean and include
(i) voting said shares of Surviving Corporation Common Stock, whether by person or by proxy, at any meeting of the Surviving Corporation's shareholders at which an election of directors is being held, and (ii) executing any written consents of shareholders of the Surviving Corporation holding a majority of the Surviving Corporation Capital Stock then outstanding as are reasonably requested by Bellows to effect the provisions of this Section 2.


      SECTION 3.  Miscellaneous.

            (a) This Agreement shall be governed by, and construed in accordance with, the applicable laws pertaining in the State of New York (other than those that would defer to the substantive laws of another jurisdiction).

            (b) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs.

            (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

            (d) Each party hereto acknowledges and agrees that the other parties would be irreparably damaged in the event any provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Each party agrees that the others shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the party and/or the matter, in addition to any other remedy to which the aggrieved party may be entitled at equity or at law.

            (e) Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto who at the time are shareholders or the Surviving Corporation, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto.

            (f) Upon the Effective Time of the Merger, all provisions contained in prior shareholders agreements between the Shareholders and the Merging Corporation insofar as they relate to (i) restrictions on sale of Merging Corporation Capital Stock while the Shareholder is an employee of the Merging Corporation; (ii) obligations of the Shareholder to offer to sell his Merging Corporation Capital Stock in the event of his termination of employment by the Merging Corporation; (iii) obligations of the Shareholder's estate to sell Shareholder's Merging Corporation Capital Stock in the event of the Shareholder's death; (iv) obligations of the Merging Corporation or any of the other Shareholders to purchase any of the Shareholder's Merging Corporation Capital Stock; and (v) pre-emptive rights or rights of first offer in favor of any of the Shareholders, shall cease and be of no further force or effect, and any and all rights of any party thereunder to enforce such provisions shall cease and expire.







      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.


                                    THE TRIANGLE CORPORATION



                                    By:   /s/ H. Arthur Bellows, Jr.   _
                                       ----------------------------------
                                       Name:   H. Arthur Bellows, Jr.
                                       Its:    Chairman and President




                                    ESTATE OF IRVING ROSHWALB



                                    By:   /s/ Marilyn Roshwalb         _
                                       ----------------------------------
                                       Name:    Marilyn Roshwalb
                                       Its:     Executrix